EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of World Energy Solutions, Inc. on Forms S-8 (File Nos. 333-181808, 333-151641 and 333-140014) and Forms S-3 (File Nos. 333-165822, 333-164473, and 333-147301) of our report dated March 7, 2012, except for the effects of the restatement described in Note 2, as to which the date is April 16, 2013, with respect to our audits of the consolidated financial statements of World Energy Solutions, Inc., as of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011, which are included in this Amendment No. 1 to the Annual Report on Form 10-K/A of World Energy Solutions, Inc., for the year ended December 31, 2011.

/s/ Marcum LLP

Marcum LLP

Boston, Massachusetts

April 16, 2013